Capital Group FIXED Income ETF TRUST

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT is between Capital Group FIXED Income ETF TRUST, a Delaware statutory trust (the “Trust”), and AMERICAN FUNDS DISTRIBUTORS, INC., a California corporation (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company presently comprised of the series set forth on Exhibit A (each a “Fund” and collectively the “Funds”) and may offer additional series in the future;

WHEREAS, each Fund offers shares of beneficial interest, and it is a part of the business of the Trust, and affirmatively in the interest of the Trust, to offer shares of the Funds either from time to time or continuously as determined by the Trust’s officers subject to authorization by its Board of Trustees (the “Board”);

WHEREAS, the Distributor is engaged in the business of promoting the distribution of shares of investment companies; and

WHEREAS, the Trust and the Distributor wish to enter into an agreement with each other to promote the distribution and servicing of the shares of the Funds and of all additional series or classes of each Fund which may be established in the future;

NOW, THEREFORE, the parties agree as follows:

1.            The Trust has furnished the Distributor with true and correct copies of (a) the Amended and Restated Agreement and Declaration of Trust of the Trust, dated July 14, 2022, (b) the By-Laws of the Trust as in effect on the date hereof, (c) resolutions of the Board selecting the Distributor as principal underwriter for the Trust and approving the form of this Agreement, and (d) resolutions of the Board approving the form of agreement to be entered into by and between the Distributor, authorized participants (as defined below) and the transfer agent for the Trust (each such agreement, when executed, an “Authorized Participant Agreement”), and (e) the Trust’s currently effective registration statement, including all prospectuses, summary prospectuses and statements of additional information applicable to the Funds included in the Trust’s registration statement, in effect under the Securities Act of 1933, as amended (the “1933 Act”), together with any financial statements and exhibits included therein (the “Prospectus”). The Trust shall furnish the Distributor from time to time with copies of any amendments of, or supplements to, the foregoing.

2.            (a) The Distributor shall be the exclusive principal underwriter for the sale of the shares of the Funds and of each additional series or class of the Funds which may be established in the future, except as otherwise provided pursuant to the following subsection (b). The terms “shares of the Fund” or “shares” as used herein shall mean shares of beneficial interest of each Fund (including shares of each additional series or class of each Fund which may be established in the future and become covered by this Agreement in accordance with Section 25 of this Agreement) available for sale by the Funds generally only in aggregations of such number of shares constituting a creation unit.

(b)       The Trust may, upon 60 days’ written notice to the Distributor, from time to time designate other principal underwriters of shares of any of the Funds with respect to areas other than the North American continent, Hawaii, Puerto Rico, and such countries or other jurisdictions as to which the Trust may have expressly waived in writing its right to make such designation. In the event of such designation, the right of the Distributor under this Agreement to sell shares of such Funds in the areas so designated shall terminate, but this Agreement shall remain otherwise in full force and effect until terminated in accordance with the other provisions hereof.

3.            Subject to the provisions of this Section 3 and Section 5 hereof, and to such requirements as may from time to time be indicated in each Fund’s Prospectus, the Distributor is authorized to sell, as agent of each Fund, shares of each Fund authorized for issuance and registered under the 1933 Act. The Distributor shall have the right to enter into Authorized Participant Agreements for the purchase and redemption of creation unit aggregations of shares of each Fund in accordance with the Fund’s Prospectus.

4.            The Trust shall sell and distribute shares only through the Distributor and only in creation unit aggregations, except that the Trust may, to the extent permitted by the 1940 Act and the rules and regulations promulgated thereunder or pursuant thereto, at any time:

(a)         issue Fund shares to any corporation, association, trust, partnership or other organization, or its, or their, security holders, beneficiaries or members, in connection with a merger, consolidation or reorganization to which the Trust is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership or other organization;

(b)        issue Fund shares at net asset value to the holders of shares of capital stock or beneficial interest of other investment companies served as investment adviser by any affiliated company or companies of The Capital Group Companies, Inc., to the extent of all or any portion of amounts received by such shareholders upon redemption or repurchase of their shares by the other investment companies;

(c)         issue Fund shares at net asset value to its shareholders in connection with the reinvestment of dividends paid and other distributions made by each such Fund; and

(d)        support, to the extent necessary, secondary market sales of less-than-creation unit aggregations of shares of the Funds by Capital Research and Management Company, as each Fund’s investment adviser, or by affiliates thereof directly to certain brokers, dealers and investment firms at prevailing market prices at the time of such sales.

5.            The Distributor shall devote its best efforts to the continuous sale and distribution of creation unit aggregations of shares of each Fund and shares of any other funds advised by affiliated companies of The Capital Group Companies, Inc., and insurance contracts funded by shares of such funds, for which the Distributor has been authorized to act as principal underwriter or distributor for the sale of shares. The Distributor shall maintain a sales organization suited to the sale of shares of each Fund and shall use its best efforts to effect such sales in jurisdictions as to which the Trust shall have expressly waived in writing its right to designate another principal underwriter pursuant to Section 2(b) hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers Fund shares for sale and in which qualification is required.

6.            The applicable public offering price of a Fund’s shares shall be the price which is equal to the net asset value per share of such Fund, as shall be determined by the Fund in the manner and at the time or times set forth in and subject to the provisions of the Fund’s Prospectus. All creation and redemption orders timely received by the Distributor shall, unless rejected by the Distributor or the applicable Fund, be accepted by the Distributor (or its designee) promptly upon receipt and confirmed at the applicable public offering price determined in accordance with this Agreement, the Fund’s Prospectus and applicable provisions of the 1940 Act and the rules and regulations in effect thereunder. For the avoidance of doubt, shares of each Fund shall be sold by the Distributor only in creation unit aggregations. A creation unit of a Fund shall be offered for sale at a price equivalent to (a) the net asset value per share of the Fund multiplied by the number of shares per creation unit, as defined in the Fund’s Prospectus, (b) portfolio securities or other assets in specified amounts together with a specified cash component, as posted each business day by the Fund (a “Deposit Securities”), or (c) such other specified amounts of cash and portfolio securities or other assets as may be agreed upon by the Trust and an authorized participant from time to time, in each case of (a) through (c) in accordance with the policies and procedures and rules and regulations applicable to each Fund and as set forth in the Fund’s Prospectus.

7.            (a) The Distributor (or its designee) shall, directly or indirectly through the Fund’s transfer agent, receive and process orders for purchases and redemptions of creation units of shares of each Fund from participants in the Depository Trust Corporation (“DTC”) or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation that have executed an Authorized Participant Agreement (such participants, “authorized participants”). The Distributor (or its designee) shall work with the transfer agent to review and accept or reject orders placed by authorized participants in accordance with the Fund’s Prospectus.

(b)       The Distributor shall provide to, or cause to be provided to, the listing exchange(s) of each Fund copies of the Funds’ Prospectuses to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that the Funds’ Prospectuses are available, including by advising the applicable listing exchange(s) on behalf of its member firms of the same and as may otherwise be required by the U.S. Securities and Exchange Commission (the “SEC”).

(c)       Each Fund agrees to issue creation units of shares of the Fund and to request DTC to record on its books the ownership of the shares constituting such creation units in accordance with the book-entry system procedures described in the Fund’s Prospectus in such amounts as the Distributor has requested through the transfer agent in writing or other means of data transmission as promptly as practicable after receipt by the Fund of the requisite Deposit Securities (including any applicable cash component and together with any fees) and acceptance of such order. A Fund may reject any order for creation units or stop all receipts of such orders at any time upon reasonable notice to the Distributor in accordance with the provisions of the Fund’s Prospectus and the 1940 Act and the rules and regulations thereunder.

8.            Within the United States of America, all authorized participants to whom the Distributor shall offer and sell Fund shares must be duly licensed and qualified to purchase and sell shares of the Funds. The Distributor shall not, without the consent of the Trust, sell or offer for sale any shares of a Fund other than as principal underwriter pursuant to this Agreement.

9.            In its sales to authorized participants, it shall be the responsibility of the Distributor to obtain assurances that such authorized participants are appropriately qualified to transact business in the shares under applicable laws, rules and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.

10.       The Distributor, as principal underwriter and distributor under this Agreement for shares of each Fund, shall receive no compensation from the Trust or any Fund other than any amounts that may be payable to the Distributor pursuant to the Trust’s plan of distribution under Rule 12b-1 under the 1940 Act.

11.       The Trust agrees at its own expense to register, qualify or determine the exemption for registration or qualification of the shares of each Fund with the SEC, state and other regulatory bodies, and to prepare and file from time to time the Trust’s registration statement, amendments thereto, reports and other documents as may be necessary to maintain the registration statement.

12.       The Distributor shall not hold orders subject to acceptance nor otherwise delay their execution. The provisions of this Section 12 shall not be construed to restrict the right of the Trust or a Fund to withhold shares from sale under Section 20 hereof.

13.       The Trust or its transfer agent shall be promptly advised of all creation and redemption orders received, and shall cause shares to be issued upon payment therefor.

14.       The Distributor shall adopt and follow procedures as approved by the officers of the Trust with respect to the activities it performs under this Agreement that are governed by Rule 38a-1 under the 1940 Act as may apply to a principal underwriter for a registered investment company. At the Trust’s reasonable request, the Distributor shall provide to the Trust reports or other information relating to the operations and implementation of such policies and procedures.

15.       The Distributor shall adopt and follow procedures as approved by the officers of the Trust for the confirmation of creation and redemption orders by authorized participants, the collection of amounts payable (in cash or in kind) by authorized participants on such transactions, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the SEC or the Financial Industry Regulatory Authority (“FINRA”), as such requirements may from time to time exist, and to comply with the terms of the applicable Authorized Participant Agreement.

16.       The Trust agrees to use its best efforts to maintain its registration as an open-end management investment company under the 1940 Act.

17.       The Trust agrees to use its best efforts to maintain for each Fund an effective Prospectus under the 1933 Act, and warrants that each such Prospectus will contain all statements required by and will conform with the requirements of the 1933 Act and the rules and regulations thereunder, and that each such Prospectus, at the time the Prospectus becomes effective, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding any information provided by the Distributor in writing for inclusion in the Prospectus). The Distributor agrees and warrants that it will not in the sale of shares use any prospectus, advertising or sales literature not approved by the Trust or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Distributor agrees to indemnify and hold the Trust harmless from any and all loss, expense, damage and liability resulting from a breach of the agreements and warranties contained in this Section 17, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares.

18.       The expense of each printing of each Fund’s Prospectus and each revision thereof or addition thereto deemed necessary by the Trust’s officers to meet the requirements of applicable laws shall be divided between the Funds, the Distributor and any other principal underwriter of Fund shares as follows:

(a)   the applicable Fund(s) shall pay their respective typesetting and make-ready charges;

(b)  the printing charges shall be prorated between the applicable Fund(s), the Distributor and any other principal underwriter in accordance with the number of copies each receives; and

(c)   expenses incurred in connection with the foregoing, other than to meet the requirements of the 1933 Act or other applicable laws, shall be borne by the Distributor, except in the event such incremental expenses are incurred at the request of any other principal underwriter(s), in which case such incremental expenses shall be borne by the principal underwriter(s) making the request.

19.       The Trust agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of each Fund that it offers for sale under any applicable securities laws of such states as the Distributor and the Trust may approve. Any such qualification for shares of any Fund may be withheld, terminated or withdrawn by the Trust at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Funds, but the Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust or its counsel in connection with such qualifications.

20.       The Trust or any Fund may withhold shares of any Fund from sale to any person or persons or in any jurisdiction temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Trustees or any officer of the Trust determines that such offer or sale is not in the best interest of the Trust or the Funds. The Trust will give prompt notice to the Distributor of any withholding and will indemnify it against any loss suffered by the Distributor as a result of such withholding by reason of non-delivery of shares of any Fund after a good faith confirmation by the Distributor of sales thereof prior to receipt of notice of such withholding.

21.       (a) This Agreement may be terminated at any time, without payment of any penalty, as to the Trust or any Fund on sixty (60) days’ written notice by the Distributor to the Trust.

(b)  This Agreement may be terminated as to the Trust or any Fund, or any class of a Fund which may be established in the future, by either party upon five (5) days’ written notice to the other party in the event that the SEC has issued an order or obtained an injunction or other court order suspending effectiveness of the registration statement covering the shares of the Trust or the Prospectus covering shares of a Fund or class thereof.

(c)   This Agreement may be terminated as to the Trust or any Fund, or any class of a Fund which may be established in the future, by the Trust upon five (5) days’ written notice to the Distributor provided either of the following events has occurred:

(i)     FINRA has expelled the Distributor or suspended its membership in that organization; or

(ii)   the qualification, registration, license or right of the Distributor to sell shares of the Trust or any Fund in a particular state has been suspended or canceled by the State of California or any other state in which sales of the shares of the Trust or such Fund during the most recent twelve-month period exceeded 10% of all shares of the Trust or such Fund sold by the Distributor during such period.

(d)  This Agreement may be terminated as to the Trust or any Fund, or any class of a Fund which may be established in the future, at any time on sixty (60) days’ written notice to the Distributor without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or such Fund or class thereof. Any Fund for which this Agreement has been terminated in accordance with this provision shall be removed from Exhibit A.

22.       This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term “assignment” shall have the meaning set forth in the 1940 Act.

23.       No provision of this Agreement shall protect or purport to protect the Distributor against any liability to the Trust, the Funds or holders of each Fund’s shares for which the Distributor would otherwise be liable by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the Distributor’s obligations under this Agreement.

24.       This Agreement shall become effective with respect to a Fund on the date set forth next to such Fund’s name on Exhibit A and shall continue in effect with respect to the Fund until July 31, 2023, unless sooner terminated in accordance with this Agreement It may thereafter be renewed from year to year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Independent Trustees of the Trust at a meeting called for the purpose of voting on such approval, and (ii) the vote of either a majority of the entire Board or a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the applicable Fund. The effective date of this Agreement with respect to each Fund is set forth on Exhibit A.

25.       The Trust may at any time establish additional series or classes of shares. The Agreement as approved with respect to any additional series or class shall specify the compensation payable to the Distributor, if any, as well as any provisions which may differ from those herein with respect to such series, subject to approval in writing by the Distributor. This Agreement may be approved, amended, continued or renewed with respect to a series or class as provided herein notwithstanding such approval, amendment, continuance or renewal has not been effected with respect to any one or more other Fund or class.

26.       This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

27.       This Agreement shall be approved, amended, continued or renewed in accordance with requirements of the 1940 Act and rules, orders and guidance adopted or issued by the SEC.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized, as of September 16, 2022.

AMERICAN FUNDS DISTRIBUTORS, INC	Capital Group FIXED Income ETF TRUST

By: /s/ Timothy W. McHale	By: /s/ Jennifer L. Butler
Timothy W. McHale	Jennifer L. Butler
Secretary	Secretary

EXHIBIT A

to the

Capital Group Fixed Income ETF Trust

Amended and Restated Principal Underwriting Agreement

Fund	Effective Date
Capital Group Core Plus Income ETF	9/16/22
Capital Group Municipal Income ETF	9/16/22
Capital Group U.S. Multi-Sector Income ETF	9/16/22
Capital Group Short Duration Income ETF	9/16/22